Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2013

FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

Conference Call Scheduled for Today, August 7, 2013, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $28.8 million rose 26 percent over the fiscal 2012 fourth quarter, and 9 percent sequentially over the fiscal 2013 third quarter

•	FDA questions were received on completed PMA application to treat coronary artery disease

•	CSI submitted responses to FDA on July 19, 2013

•	Coronary data from ORBIT II presented in late-breaking trial sessions at EuroPCR and C3 conferences

•	92.8 percent of patients free from severe angiographic complications

•	Final procedure mean residual stenosis 4.7 percent

•	Results exceeded trial’s primary safety and efficacy endpoints by a significant margin

•	Company began enrolling patients in Liberty 360° peripheral study

St. Paul, Minn., August 7, 2013 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2013.

CSI’s fourth-quarter revenues rose to $28.8 million, a 26-percent gain from $22.9 million in the fourth quarter of fiscal 2012. Substantial demand for the company’s Stealth 360°® peripheral arterial disease (PAD) System drove Stealth 360° revenues to 99 percent of total device revenues. Customer reorder revenues remained strong at 96 percent of total revenue.

CSI’s fiscal 2013 fourth-quarter net loss was $(6.8) million, or $(0.28) per common share, compared to $(4.6) million, or $(0.24) per common share, in the fiscal 2012 fourth quarter. Adjusted EBITDA for the quarter was a loss of $(4.3) million, compared to a loss of $(2.5) million in fiscal 2012. Losses increased from the prior year primarily due to planned investments, including approximately $4.0 million to advance the ORBIT II coronary clinical trial and prepare for a coronary market launch. Other investments included competitive enhancements to sales and marketing, and expansion of medical education programs.

The company’s fourth-quarter gross profit margin was 76 percent, compared to 77 percent in the year-earlier quarter. The favorable effect of increased production volume was offset by higher unit costs of the Stealth 360° versus its predecessor Diamondback 360® device, and by lower average selling prices.

David L. Martin, CSI president and chief executive officer, said, “We had a strong finish to the fiscal year, building significant momentum as we enter fiscal 2014. Our easy-to-use and effective technology, combined with our focused sales strategy, educational initiatives, and expanding wealth of scientific data, are driving our strong year-over-year top-line growth in the large and expanding $2.0 billion PAD market.”

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Cardiovascular Systems, Inc.

August 7, 2013

“We remain steadfast in our goal of providing a superior solution to treat arterial calcium, which is present in approximately 65 percent of all PAD arteries treated and in nearly 80 percent of the small arteries treated below the knee. In addition, our compelling ORBIT II study results and PMA application progress with the FDA have us excited about the $1.5 billion calcified coronary market opportunity and its future growth potential,” said Martin.

Full Fiscal Year 2013 Results

For the fiscal 2013 full year, revenues increased to $103.9 million, up 26 percent from the prior fiscal year. Gross margin was 77 percent, consistent with fiscal 2012, while operating expenses rose 31 percent as a result of planned investments. Net loss totaled $(24.0) million, or $(1.11) per common share, versus $(16.8) million, or $(0.93) per common share, last year. Adjusted EBITDA loss increased by $(5.6) million to $(14.0) million.

Said Martin, “Fiscal 2013 was a year of many accomplishments that the whole CSI team can be proud of. We delivered very strong revenue growth, submitted a key coronary PMA application to the FDA, expanded adoption-driving education initiatives and continued our leadership in providing PAD scientific data on our products. This sets the stage for further growth in the year ahead.”

Coronary PMA Submission Update

CSI completed submission of its PMA application to the FDA for the company’s orbital atherectomy system to treat calcified coronary arteries on March 15, 2013. On June 14, 2013, the FDA provided CSI with its questions on the application. CSI was able to quickly reply, submitting its responses by July 19. The company anticipates that approval could occur in late calendar 2013 or early 2014, primarily depending on whether or not a full advisory panel is required by the FDA.

ORBIT II Coronary Data Presented in Late-Breaking Trial Sessions

CSI presented 30-day results from its ORBIT II study of coronary artery disease in late-breaking presentations at the 2013 European Association of Percutaneous Cardiovascular Interventions (EuroPCR) conference in Paris, and the 2013 Complex Cardiovascular Catheter Therapeutics (C3) conference in Orlando, Florida. Dr. Jeffrey Chambers of Metropolitan Heart and Vascular Institute, Minneapolis, highlighted data showing that 92.8 percent of patients were free from severe angiographic complications. Additionally, core lab assessed final procedure residual stenosis was 4.7 percent.

ORBIT II demonstrated that CSI’s technology produced clinical outcomes that exceeded the trial’s two primary safety and efficacy endpoints by a significant margin — within one of the most challenging patient populations to treat. Results showed that at 30 days, patient freedom from major adverse cardiac events, or MACE, was 89.6 percent and procedural success was 88.9 percent (including in-hospital MACE). Patients had less than 50 percent residual stenosis 98.6 percent of the time, and 97.7 percent of stents were successfully delivered. Previous studies of calcified lesions showed significantly higher rates of MACE and death.

According to Dr. Chambers, “Patients who suffer from severely calcified coronary lesions are one of the toughest-to-treat populations, and 30-day ORBIT II results demonstrate that CSI’s orbital atherectomy technology may be a practical treatment option. Patients with moderate-to-severe calcium are more likely to experience MACE, or even death.”

For more information, click here.

First Patients Enrolled in Liberty 360° Study

During the fourth quarter, CSI began enrolling patients in its post-market study, LIBERTY 360°. The study is evaluating the acute and long-term clinical and economic outcomes of the company’s orbital atherectomy system in treating PAD. It is the first study of its kind to compare orbital atherectomy to all other PAD interventional treatment options in a difficult-to-treat patient population. As a prospective, observational, multi-center post-market study, LIBERTY 360° will enroll up to 1,200 patients at 100 sites across the United States, including 500 patients with claudication (painful circulatory problems), 500 who suffer from critical limb ischemia (a severe form of PAD) and 200 scheduled for amputation.

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Cardiovascular Systems, Inc.

August 7, 2013

Martin said, “LIBERTY 360° is unique in that it’s assessing long-term outcomes and durability in a patient population that includes complex cases, even those with advanced and severe PAD — a subset that hasn’t been studied before. CSI is dedicated to providing physicians with the information they need to make sound treatment decisions for their patients. LIBERTY 360° is the latest example of that commitment, and we’re looking forward to the data and insights it will provide.”

For more information, click here.

Fiscal 2014 First-Quarter Outlook

For the fiscal 2014 first quarter ending September 30, 2013, CSI anticipates:

•

Revenue growth of 18 percent to 22 percent over the first quarter of fiscal 2013, to a range of $27.5 million to $28.5 million, including the effect of lower expected procedure volumes during the summer;

•	Gross profit as a percentage of revenues slightly higher than the fourth quarter of fiscal 2013;

•

Operating expenses approximately 9 percent higher than the fourth quarter of fiscal 2013, including approximately $6.0 million for the ORBIT II trial and preparation for a potential future coronary market launch;

•	Interest and other expense of approximately $(300,000), excluding the potential effect of debt conversions or valuation changes of the related conversion option asset; and

•

Net loss in the range of $(9.6) million to $(10.2) million, or loss per common share ranging from $(0.39) to $(0.42), assuming 24.5 million average shares outstanding, and excluding the potential effect of debt conversions or valuation changes of the related conversion option asset.

Concluded Martin, “CSI is committed to helping physicians successfully address the most difficult disease states, including arterial calcium, given the complications it presents for the millions who suffer from PAD and CAD. We do this through clinical rigor, constant innovation, and a defining drive to set the standard in safe, effective and economical medical devices that improve patient outcomes. Our fiscal 2014 focus is twofold: We will continue to prepare for a coronary launch, making growth investments as appropriate, while driving clinical and educational initiatives for further PAD adoption.”

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter results today, August 7, 2013, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 679-8034 and enter access number 39331740. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 41201456. The audio replay will be available beginning at 5:45 p.m. CT on Wednesday, August 7, 2013, through 11 p.m. CT on Wednesday, August 14, 2013.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

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Cardiovascular Systems, Inc.

August 7, 2013

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, nearly 120,000 of CSI’s devices have been sold to leading institutions across the United States. CSI has also completed its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s potential coronary application and the anticipated timing of FDA approval; (ii) the $1.5 billion estimate of the market for a coronary application and its future growth potential; (iii) CSI’s LIBERTY 360° study; (iv) potential future growth of CSI; (v) anticipated revenue, gross profit, operating expenses, interest and other expense, and net loss; and (vi) CSI’s fiscal 2014 focus, are forward-looking statements.

These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

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Cardiovascular Systems, Inc.

August 7, 2013

Product Disclosure

The Stealth 360°® PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

August 7, 2013

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Revenues	$28,821	$22,907	$103,897	$82,490
Cost of goods sold	6,929	5,178	24,382	19,216

Gross profit	21,892	17,729	79,515	63,274

Selling, general and administrative	24,627	18,474	86,718	66,366
Research and development	3,946	3,241	15,216	11,374

Total expenses	28,573	21,715	101,934	77,740

Loss from operations	(6,681)	(3,986)	(22,419)	(14,466)
Interest and other (expense) income	(160)	(619)	(1,618)	(2,324)

Net loss	$(6,841)	$(4,605)	$(24,037)	$(16,790)

Net loss per common share:
Basic and diluted	$(0.28)	$(0.24)	$(1.11)	$(0.93)

Weighted average common shares used in computation:
Basic and diluted	24,181,465	18,909,220	21,685,932	18,035,635

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Cardiovascular Systems, Inc.

August 7, 2013

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	June 30, 2013	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$67,897	$35,529
Accounts receivable, net	14,730	13,644
Inventories	6,243	7,061
Prepaid expenses and other current assets	959	1,536

Total current assets	89,829	57,770

Property and equipment, net	2,999	2,163
Patents, net	3,219	2,635
Other assets	850	556

Total assets	$96,897	$63,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$5,095	$4,678
Accounts payable	7,230	5,610
Deferred grant incentive	156	302
Accrued expenses	9,932	7,262

Total current liabilities	22,413	17,852

Long-term liabilities
Long-term debt, net of current maturities	7,472	12,842
Other liabilities	180	241

Total long-term liabilities	7,652	13,083

Total liabilities	30,065	30,935

Commitments and contingencies
Total stockholders’ equity	66,832	32,189

Total liabilities and stockholders’ equity	$96,897	$63,124

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August 7, 2013

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2013	2012	2013	2012
Device revenue	$25,375	$20,174	$91,238	$73,016
Other product revenue	3,446	2,733	12,659	9,474
Total revenue	$28,821	$22,907	$103,897	$82,490
Device units sold	8,138	6,293	28,948	22,982
New customers	59	49	191	172
Reorder revenue %	96%	96%	97%	95%

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Actual
	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Loss from operations	$(6,681)	$(3,986)	$(22,419)	$(14,466)
Add: Stock-based compensation	2,126	1,246	7,442	5,165
Add: Depreciation and amortization	285	196	973	872

Adjusted EBITDA	$(4,270)	$(2,544)	$(14,004)	$(8,429)

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Cardiovascular Systems, Inc.

August 7, 2013

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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August 7, 2013

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@padillaspeer.com Matt Sullivan (612) 455-1709 msullivan@padillaspeer.com

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